UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bio-Imaging Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BIO-IMAGING TECHNOLOGIES, INC.
826 Newtown-Yardley Road
Newtown, Pennsylvania 18940-1721
To Our Stockholders:
     You are most cordially invited to attend the 2007 Annual Meeting of Stockholders of Bio-Imaging Technologies, Inc. at 11:00 A.M., local time, on Wednesday, May 9, 2007, at the Company’s principal executive offices at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721.
     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.
     It is important that your shares be represented at this meeting to ensure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy.
     Thank you for your continued support.
Sincerely,
Mark L. Weinstein
President and Chief Executive Officer

BIO-IMAGING TECHNOLOGIES, INC.
826 Newtown-Yardley Road
Newtown, Pennsylvania 18940-1721
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2007
     The Annual Meeting of Stockholders (the “Meeting”) of Bio-Imaging Technologies, Inc., a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721, on Wednesday, May 9, 2007, at 11:00 A.M., local time, for the following purposes:
(1)	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and
(3)	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.
     Holders of our Common Stock, $0.00025 par value per share, of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 826 Newtown-Yardley Road, Newtown, Pennsylvania for a period of 10 days prior to the Meeting and will be available for examination at the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting.
     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.
By Order of the Board of Directors
Ted L. Kaminer
Secretary
Newtown, Pennsylvania
April 9, 2007
Our 2006 Annual Report accompanies this Proxy Statement.

BIO-IMAGING TECHNOLOGIES, INC.
826 Newtown-Yardley Road
Newtown, Pennsylvania 18940-1721

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Bio-Imaging Technologies, Inc., a Delaware corporation, referred to as the “Company” or “Bio-Imaging”, “we”, “us” or “our”, of proxies to be voted at the Annual Meeting of Stockholders of Bio-Imaging to be held on Wednesday, May 9, 2007, referred to as the “Meeting”, at the Company’s principal executive offices at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721, at 11:00 A.M., local time, and at any adjournment or adjournments thereof. Holders of record of Common Stock, $0.00025 par value, referred to as our Common Stock, as of the close of business on March 30, 2007 will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of that date, there were 11,582,342 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented at the Meeting. The aggregate number of votes entitled to be cast at the Meeting is 11,582,342.
     If proxies in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted: (i) FOR the election of the eight nominees named below as directors; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007; and (iii) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of Bio-Imaging, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.
     The presence, in person or by proxy, of holders of shares of Common Stock having, in the aggregate, a majority of the votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote by the holders of a plurality of the shares of Common Stock represented at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. Provided a quorum is present in person or by proxy, all other actions proposed herein, other than the election of directors, may be taken upon the affirmative vote of stockholders possessing a majority of the voting power present or represented at the Meeting and entitled to vote.
     Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Meeting by a proxy conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.
     This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about April 9, 2007. The Annual Report to Stockholders of Bio-Imaging for the fiscal year ended December 31, 2006, or fiscal 2006, including financial statements, referred to as the Annual Report, is being mailed together with this Proxy Statement to all stockholders of record as of March 30, 2007. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of March 30, 2007.

ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDERS’ PROPOSALS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
GENERAL

ELECTION OF DIRECTORS
     At the Meeting, eight directors are to be elected, which number shall constitute our entire Board of Directors, to hold office until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified.
     It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are at present directors of Bio-Imaging. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.
     The following are the nominees for election to the Board of Directors and all are current members of the Board of Directors:

		Served as a	Position with the
Name	Age	Director Since	Company
Mark L. Weinstein	54	1998	President, Chief Executive Officer and Director

Jeffrey H. Berg, Ph.D.	63	1994	Director

Richard F. Cimino	47	2005	Director

E. Martin Davidoff, CPA, Esq.	55	2004	Director

David E. Nowicki, D.M.D.	55	1998	Chairman of the Board and Director

David M. Stack	55	2000	Director

Paula B. Stafford	42	2001	Director

James A. Taylor, Ph.D.	67	1994	Director
     The principal occupations and business experience, for at least the past five years, of each director and nominee is as follows:
     Mr. Weinstein has been a director of Bio-Imaging since March 1998 and has served as the President and Chief Executive Officer of Bio-Imaging since February 1998. Mr. Weinstein also served as the Chief Financial Officer of Bio-Imaging from January 31, 2000 to February 18, 2003. Mr. Weinstein joined Bio-Imaging in June 1997 as Senior Vice President, Sales and Marketing and was appointed Interim Chief Executive Officer in December 1997. Prior to joining Bio-Imaging, from September 1996 to May 1997, he was the Chief Operating Officer of Internet Tradeline, Inc., an internet-based electronic solutions provider. From July 1991 to August 1996, Mr. Weinstein worked for Medical Economics Company, an international health care information company and wholly-owned division of The Thomson Corporation. He held several senior management positions at Medical Economics Company with his last position being President and Chief Operating Officer of the International Group.
     Dr. Berg has been a director of Bio-Imaging since January 1994, and is currently the President of Health Care Insights, a healthcare research and consulting firm. Dr. Berg has been President of Health Care Insights since

March 1991. From February 2004 until April 2005, he was the Director of Medical Technology for Crystal Research Associates. He was an analyst for HCFP/Brenner Securities from May 2002 to January 2004. From September 1995 to May 2002, Dr. Berg was a senior research analyst for MH Meyerson, a brokerage firm. While President of Health Care Insights, from January 1994 to June 1995, Dr. Berg also served as a financial analyst for GKN Securities Corp., an investment banking firm which served as the underwriter in the Company’s June 1992 public offering, and was a financial analyst from March 1992 until December 1992 for The Chicago Corporation, a brokerage firm.
     Mr. Cimino has been a director of Bio-Imaging since February 2005. Mr. Cimino joined Covance in December 2003. He is President, Late Stage Development Services and Corporate Senior Vice President of Covance, Inc. and is responsible for the global Clinical Development, IVRS and Cardiac Safety businesses. Mr. Cimino is a member of the Global Leadership Council, Operational Excellence Council and reports to the Chairman and Chief Executive Officer. Prior to joining Covance, Mr. Cimino was General Manager, Americas Health Imaging and Corporate Vice President of the Eastman Kodak Company from January 2001 to July 2003. Prior to that time, he held senior management positions in multiple lines of business over a 20-year career at Kodak. These included General Manager for the Health Group’s Americas business. In addition, he was the Chief Marketing Officer for the Health Group responsible for global marketing communications, investor relations, and strategy and business development. Mr. Cimino also managed Kodak’s Digital Health Imaging business. Mr. Cimino holds a Bachelor’s degree in Biology from the State University of New York at Geneseo.
     Mr. Davidoff has been a director of Bio-Imaging since May 2004 and has operated his own tax practice, as both a certified public accountant and tax attorney, since 1981. He currently serves on the Executive Committee as Vice President and as the national Chair of the Internal Revenue Service Tax Liaison Committee for the American Association of Attorney-Certified Public Accountants. As a member of the AICPA’s Tax Division, he has served on the Tax Legislative Liaison Committee. He completed two years on the Executive Committee of the New Jersey Society of Certified Public Accountants (“NJSCPA”), having served as the organization’s Secretary and as Vice President for Taxation and Legislation. Mr. Davidoff has also served as President of the Middlesex/Somerset chapter of the NJSCPA and as the chairman of the NJSCPA Federal Taxation and Membership Committees. Mr. Davidoff is a member of the tax section of the New Jersey Bar Association. In 1995, Mr. Davidoff was appointed by then Governor Christine Todd Whitman to the White House Conference on Small Business. Among the honors he has received are the 1998/1999 New Jersey Society of CPAs Distinguished Service Award for his dedicated service and commitment to the Society; the SBA 1997 Accountant Advocate of the Year for New Jersey and Region II (New York, New Jersey, Virgin Islands, and Puerto Rico); and the 1998 Nicholas Maul Leadership Award from the Middlesex County Regional Chamber of Commerce. Selected as one of the 2004, 2005 and 2006 Top 100 Most Influential People in Accounting by Accounting Today in their September 20-October 10, 2004, September 26-October 10, 2005, and September 18-October 1, 2006 editions. Accounting Today noted that “Davidoff’s views on issues affecting tax practice are heard at the highest levels of government.” Mr. Davidoff received his undergraduate degree from Massachusetts Institute of Technology, an MBA from Boston University Graduate School of Management, and a JD from the Washington University School of Law.
     Dr. Nowicki has been a director of Bio-Imaging since July 1998 and was appointed Chairman of the Board of Directors of Bio-Imaging in October 1999. Dr. Nowicki has had a private practice in periodontics and dental implants since September 1981. Dr. Nowicki received his DMD from the University of Medicine and Dentistry of New Jersey in 1976. He completed his postdoctoral training in Periodontology in 1978 and subsequently served on the postgraduate faculty of the University of Medicine and Dentistry of New Jersey as an associate clinical professor until 1994. He has lectured nationally about periodontology, computer imaging for implant surgery, and systems thinking in health care.
     Mr. Stack has been a director of Bio-Imaging since January 2000. Mr. Stack was appointed Executive Partner of MPM Capital, the largest health venture capital firm dedicated to healthcare investment, in May 2005, and is also the Managing Partner of Stack Pharmaceuticals, Inc., a commercialization, marketing and strategy firm serving emerging healthcare companies. Mr. Stack has been with Stack Pharmaceuticals since September 2004. From September 2001 until August 2004, he was President, Chief Executive Officer and Director for The Medicines Company (NASDAQ: MDCO). Prior to The Medicines Company, he was also the President of Stack Pharmaceuticals, Inc., where MDCO was one of the primary customers. From May 1995 to December 1999, Mr.

Stack served as the President and General Manager of Innovex Inc., responsible for the Americas. Innovex Inc. was a commercial solutions company offering a full range of marketing, sales and clinical research capabilities to pharmaceutical and biotechnology customers. From April 1993 to May 1995, Mr. Stack was the Vice President of Business Development and Marketing for Immunomedics, Inc., a biopharmaceutical focusing on monoclonal antibodies in infectious disease and oncology. From May 1992 to March 1993, Mr. Stack had been the Director of Business Development and Planning for Infectious Disease, Oncology and Virology of Roche Laboratories where he was the Therapeutic World Leader for Infectious Disease. Prior to that, he held various positions with Roche Laboratories for approximately 11 years, and was a retail and hospital pharmacist for three years after graduating from Albany College of Pharmacy.
     Ms. Stafford has been a director of Bio-Imaging since November 2001. She is currently Executive Vice President of Global Data Management within the Clinical Research Organization of Quintiles Transnational Corp. since August 2005. Her business unit comprises nearly 1,100 data management professionals from nine offices across five continents. From September 2004 to August 2005, Ms. Stafford was Executive Vice President, Client and Site Operations, Clinical Development Services for Quintiles Americas. From May 2003 to September 2004, Ms. Stafford was Executive Vice President, General Manager Southeast Region, Clinical Development Services for Quintiles, Inc. Prior to May 2003, Ms. Stafford held the position of Executive Vice President, Scientific Operations, Clinical Development Services for Quintiles, Inc. since February 2000. From 1997 to 2000, Ms. Stafford was Head of Business Development for Quintiles CRO division in the Americas. Ms. Stafford has held numerous positions during her 20 plus years with Quintiles including positions in Project Management in the United States and Europe, Business Development, Scientific Operations, and General Management. She is also a member of the Board of Visitors for the University of North Carolina at Chapel Hill School of Medicine’s Department of Psychiatry. Ms. Stafford holds a Bachelor of Science and a Masters in Public Health, both from the University of North Carolina at Chapel Hill, with her specialization in Biostatistics.
     Dr. Taylor has been a director of Bio-Imaging since October 1994, has been a partner at Merchant-Taylor International, Inc., a bio-pharmaceutical consulting firm, since May 1995 and has been President of Taylor Associates, a regulatory and product development consulting firm since October 1992. From 1987 to 1992, Dr. Taylor was Vice President and Chief Regulatory Officer of ImmunoGen Inc., a pharmaceutical company. From 1983 to 1987, he was Vice President, Regulatory Affairs of Carter-Wallace, Inc. Prior to that, Dr. Taylor was employed in various capacities by ICI Pharmaceuticals for four years and Pfizer Central Research for 12 years.
     None of our directors is related to any other director or to any of our executive officers, and none of our executive officers serves as a member of the board or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board or compensation committee.
     Under a prior stock purchase agreement, we had agreed to take all actions necessary to nominate and cause the election to the Board of Directors of up to three designees of Covance, Inc., a substantial stockholder of Bio-Imaging. Such obligation terminates at such time as Covance owns less than 200,000 shares of our Common Stock. Covance has designated Mr. Cimino as its only nominee for director for the 2007 fiscal year. Covance has reserved all rights under its agreement with Bio-Imaging for subsequent years.
     The Board of Directors recommends that Stockholders vote FOR each of the nominees for the Board of Directors.
Corporate Governance Guidelines
     Our Board of Directors has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, our Board has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002, the new rules and regulations of the Securities and Exchange Commission, or the SEC, and the new listing standards of the NASDAQ Stock Market, LLC, or NASDAQ.

     Our corporate governance guidelines provide that directors are expected to attend the Annual Meeting of Stockholders. All of the directors, except for Mr. Nowicki, Mr. Davidoff and Mr. Cimino, attended the 2006 Annual Meeting of Stockholders.
     Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Bio-Imaging and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include that:
•	the principal responsibility of the directors is to oversee the management of Bio-Imaging;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors met regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.
Board Determination of Independence
     Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that each of Dr. Berg, Mr. Cimino, Mr. Davidoff, Dr. Nowicki, Mr. Stack, Ms. Stafford and Dr. Taylor do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.
Committees and Meetings of the Board
     There were four (4) regular meetings of the Board of Directors during fiscal 2006, either in person or by teleconference. During this period, each member of the Board of Directors attended more than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served (during the periods such director served).
     The Board of Directors has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – each which operates under a charter that has been approved by the Board.
     Audit Committee. The primary responsibilities of the Audit Committee, as more fully set forth in the Audit Committee Charter adopted on September 1, 2000, as amended and restated on February 5, 2003 and March 26, 2004 and as previously provided and posted on our website at www.bioimaging.com include:
•	appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules, which is included on page 9 of this proxy statement.
     During fiscal 2006, the Audit Committee had been, and is currently, comprised of David E. Nowicki, D.M.D., Chairman of the Audit Committee, E. Martin Davidoff, CPA, Esq. and David M. Stack. The Audit Committee held four (4) meetings in fiscal 2006.
     Each Audit Committee member is an independent member of the Board of Directors as defined under NASDAQ rules, including the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As an independent director of our Board of Directors, each Audit Committee member is not an officer or employee of Bio-Imaging or its subsidiaries or does not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.
     Our Board of Directors has determined that Mr. Stack and Mr. Davidoff, current directors and members of the Audit Committee, are each an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.
     Compensation Committee. The primary responsibilities of the Compensation Committee, as more fully set forth in the Compensation Committee Charter adopted on March 26, 2004 and as previously provided and posted on our website at www.bioimaging.com include:
•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	reviewing and approving, or recommending for approval by the Board, the salaries and incentive compensation of our executive officers;

•	administering our 1991 Stock Option Plan, as amended, the 1991 Plan, and our 2002 Stock Incentive Plan, as amended and restated to date, the 2002 Plan; and

•	reviewing and making recommendations to the Board with respect to director compensation.
     In addition, the Compensation Committee periodically reviews the potential effect of Section 162(m) and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Bio-Imaging and our stockholders, after taking into consideration changing business conditions and the performance of our employees. Section 162(m) of the Internal Revenue Code of 1986, as amended, the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s CEO and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.

     The Compensation Committee held two (2) meetings in fiscal 2006. The Compensation Committee is currently comprised of James A. Taylor, Ph.D., Chairman of the Compensation Committee, Jeffrey H. Berg, Ph.D. and Paula B. Stafford. The members of the Committee are independent, as independence for Compensation Committee members is defined under the NASDAQ rules, and are deemed to be non-employee directors for purposes of Section 162(m) of the Code and Rule 16b-3 of the Exchange Act.
     Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee, as more fully set forth in the Nominating and Corporate Governance Committee Charter adopted on March 26, 2004 and as previously provided and posted on our website at www.bioimaging.com include:
•	identifying individuals qualified to become our board members;

•	evaluating and recommending to the Board of Directors the persons to be nominated for election as directors at any meeting of stockholders and each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to Bio-Imaging; and

•	overseeing the evaluation of the Board of Directors.
     During fiscal 2006, the Nominating and Corporate Governance Committee had been, and is currently, comprised of David E. Nowicki, D.M.D. and James A. Taylor, Ph.D. Both members of the Committee are independent, as independence for Nominating and Corporate Governance Committee members is defined under the NASDAQ rules. There was one meeting held during fiscal 2006.
Director Candidates
     The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.
     In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria contained in the Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
     Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least one year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Corporate Secretary, Bio-Imaging Technologies, Inc., 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communicating with the Independent Directors
     Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board, with the assistance of our outside counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.
     Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors c/o Corporate Secretary, Bio-Imaging Technologies, Inc., 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721.
Code of Business Conduct and Ethics
     We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or corporate controller, or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of our Code of Ethics to an appropriate person or persons identified in our Code of Ethics; and

•	accountability for adherence to our Code of Ethics.
     Each of our employees, officers and directors completed a signed certification to document his or her understanding of and compliance with our Code of Ethics. A copy of our Code of Business Conduct and Ethics may be obtained from our website at www.bioimaging.com.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has furnished the following report:
To the Board of Directors of Bio-Imaging Technologies, Inc.:
     The Audit Committee of our board of directors is currently composed of three members and acts under a written charter adopted on September 1, 2000, and amended and restated on February 5, 2003 and March 26, 2004. The current members of the Audit Committee are independent directors, as defined by its charter and the rules of the NASDAQ Global Market, formerly called the NASDAQ National Market, and possess the financial sophistication required by such charter and rules. The Audit Committee held four meetings during fiscal 2006.
     Management is responsible for our financial reporting process including its system of internal controls and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management and our independent registered public accounting firm, the following:
•	the plan for, and the independent registered public accounting firm’s report on, each audit of our financial statements;

•	the independent registered public accounting firm’s review of our unaudited interim financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•	our management’s selection, application and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of our internal controls and accounting and financial personnel.
     The Audit Committee reviewed and discussed with our management our audited financial statements for the year ended December 31, 2006. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards No. 61, 89 and 90 (Communication with Audit Committees) with our independent registered public accounting firm. These standards require our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:
•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.
     Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that, in the auditor’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with our independent registered public accounting firm their independence from the Company. The Audit Committee also considered whether our independent registered public accounting firm’

provision of certain other non-audit related services to the Company is compatible with maintaining our auditors’ independence.
     Based on our discussions with management and our independent registered public accounting firm, and our review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2006.
By the Audit Committee of the Board of Directors of
Bio-Imaging Technologies, Inc.
/s/ David E. Nowicki, D.M.D.
David E. Nowicki, D.M.D
Audit Committee Chairman
/s/ E. Martin Davidoff, CPA, Esq.
E. Martin Davidoff, CPA, Esq.
Audit Committee Member
/s/ David M. Stack
David M. Stack
Audit Committee Member

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the principles underlying the Company’s compensation policies and decisions and the principal elements of compensation paid to its executive officers during the 2006 fiscal year. The Company’s Chief Executive Officer, the CEO, Chief Financial Officer, the CFO, and the other executive officers included in the Summary Compensation Table below will be referred to as the named executive officers for purposes of this discussion. The named executive officers are the only executive officers of the Company.
Compensation Objectives and Philosophy
The Compensation Committee, the Committee, of the Board of Directors of the Company, is responsible for reviewing and approving the compensation payable to the Company’s named executive officers. As part of such process, the Committee seeks to accomplish the following objectives with respect to the Company’s executive compensation programs:
•	Motivate, recruit and retain executives capable of meeting the Company’s strategic objectives;

•	Provide incentives to ensure superior executive performance and successful financial results for the Company; and

•	Align the interests of executives with the long-term interests of shareholders.
The Committee seeks to achieve these objectives by:
•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Company’s achievement of financial objectives and the individual’s contribution to the attainment of those objectives;

•	Providing risk for underachievement and upward leverage for overachievement of goals; and

•	Providing long-term equity-based incentives and encouraging direct share ownership by executives.
Setting Executive Compensation
In 2006, the Committee engaged J. Richard & Co., J. Richard, a nationally recognized compensation consulting firm, to provide competitive compensation data and general advice on the Company’s compensation programs and policies for named executive officers. During 2006, J. Richard performed a market analysis of the compensation paid by comparable peer group companies and also reviewed compensation survey results published by the National Association of Corporate Directors, Radford/AON, Presidio Pay Advisors, the National Association of Stock Plan Professionals, Aspen, Equilar, WorldatWork and PricewaterhouseCoopers. J. Richard provided the Committee with recommended compensation ranges for the named executive officers based on the competitive data. In addition, the CEO provided the Committee with a detailed review of the performance of the other named executive officers and made recommendations to the Committee with respect to the compensation packages for those named executive officers, other than himself, for the 2006 fiscal year.
It is the Committee’s objective to target the total annual compensation of each named executive officer at a level between the 50th and 75th percentiles for comparable positions at the competitive peer group companies. However, in determining the compensation of each named executive officer, the Committee also considers a number of other factors, including recent Company and individual performance, the recoverability of such compensation under the Company’s regulated rate structure, the CEO’s recommendations, cost of living in the Philadelphia and surrounding area and internal pay equity. There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Committee determines the mix of compensation for each named executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to the Company’s financial performance.

The peer group used for competitive comparisons in 2006 reflects companies with which the Company competes for talent and consisted of the following companies: Actividentity Corporation, Bioanalytical Systems, Inc., Bsquare Corporation, Interlink Electronics, Inc., Intevac, Inc. and Natus Medical Incorporated.
Components of Compensation
For the 2006 fiscal year, the Company’s executive compensation program included the following components:
•	Base salary;

•	Annual short-term cash incentives;

•	Long-term equity incentive awards;

•	Retirement and other benefits; and

•	Change in control and other severance agreements.
Base Salary
In General – It is the Committee’s objective to set a competitive rate of annual base salary for each named executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their named executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Committee works with J. Richard to establish salary bands for the named executive officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each named executive officer is then derived from those salary bands based on his or her responsibility, tenure and past performance and market comparability. For the 2006 fiscal year, this process, together with Committee’s recognition of the high cost of living in the Philadelphia and surrounding area, resulted in the Committee’s setting the base salaries of the named executive officers at the 75th percentile of the competitive base salary amounts paid by the peer group companies.
Changes for Fiscal Year 2007 — For the 2007 fiscal year, each named executive officer’s salary was increased by approximately 10% to bring their salaries more in line with the comparable peer groups and to cover the cost of living increases based on the Philadelphia and surrounding area consumer price index. The table below shows annual 2006 and 2007 base salary rates for each named executive officer:

Name	Title	2006 Salary	2007 Salary	% Increase
Mark L. Weinstein	President & CEO	$305,000	$335,000	9.8%
Ted I. Kaminer	SVP & CFO	$216,000	$240,000	11.1%
David A. Pitler	SVP, Operations	$185,000	$210,000	13.5%
Colin G. Miller, Ph.D.	SVP, Medical Affairs	$175,000	$190,000	8.6%
Annual Short-Term Cash Incentives (Bonuses)
In General – As part of their compensation package, the Company’s named executive officers have the opportunity to earn annual cash bonus awards under the Company’s Management Incentive Program, MIP. MIP cash awards are designed to reward superior executive performance while reinforcing the Company’s short-term strategic operating goals. Each year, the Committee establishes a target award for each named executive officer based on a percentage of base salary. Annual bonus targets as a percentage of salary is the same for the named executive officers, except for the CEO who has a higher percentage. It is the Committee’s intention to target annual incentive awards at the median of similar opportunities offered by the peer group companies.
Fiscal 2006 Performance Measures and Payouts – Target awards for 2006 ranged from 40% to 50% of base salary for the named executive officers and were payable based on the Committee’s subjective review of both Company and individual performance. The Company’s financial target was based on achieving certain service revenue and pre-tax income performance amounts.

In February, 2007, the Committee, on the basis of its assessment of the Company financial results for the 2006 fiscal year and the individual performance of each named executive officer for that year, awarded annual bonuses at 100% of target for the CEO and the other named executive officers. This was primarily based on the Company exceeding their service revenue and pre-tax income targets for fiscal 2006.
The table below details fiscal 2006 annual bonus targets and actual payouts for each of the named executive officers.

		2006 Target	2006 Target	2006 Actual	2006 Actual
		Bonus	Bonus	Bonus	Bonus
Name	Title	($)	(% Salary)	($)	(% Salary)
Mark L. Weinstein	President & CEO	$152,500	50%	$152,500	50%
Ted I. Kaminer	SVP & CFO	$86,400	40%	$86,400	40%
David A. Pitler	SVP, Operations	$74,000	40%	$74,000	40%
Colin G. Miller, Ph.D.	SVP, Medical Affairs	$70,000	40%	$70,000	40%
Change for Fiscal Year 2007 – Beginning with fiscal year 2007, awards under the MIP, if any, will be based on achievement of pre-established Company objectives and individual goals for each named executive officer and, for named executive officer’s other than the CEO, a subjective review of that individual’s performance. The established goals and objectives will generally have threshold, target, and maximum levels of performance, with corresponding increasing payouts for each level of achievement. Corporate performance targets may include such measures as annual service revenue growth, pre-tax income growth, and other strategic plan metrics. Individual performance targets may include operational and financial metrics, regulatory compliance metrics, and delivery of specific programs, plans, and budgetary objectives identified and documented at the beginning of each fiscal year. It is the Committee’s intention to base a greater percentage of the annual award payout on corporate objectives as opposed to individual performance for higher level executives, with 100% of the CEO’s annual bonus tied to the attainment of corporate performance objectives.
For the 2007 fiscal year awards, the potential payout may range from 0 – 120% of target. However, the Committee will have the discretion to increase the award for any named executive officer other than the CEO for that executive based on the CEO’s recommendation for exceptional performance. The Committee has also retained the discretion to reduce the dollar amount of the awards otherwise payable to the named executive officers.
The dollar amount of the 2007 annual bonus target for each named executive officer, other than the CEO, can be up to 50% of their base salary. The dollar amount of the 2007 annual bonus target for the CEO can be up to 60% of his base salary. The table below shows the dollar amount of the 2006 and 2007 annual target bonus for each named executive officer, together with percentage of base salary represented by that target:

		2006 Target	2006 Target	2007 Target	2007 Target
		Bonus	Bonus	Bonus	Bonus
Name	Title	($)	(% Salary)	($)	(% Salary)
Mark L. Weinstein	President & CEO	$152,500	50%	$201,000	60%
Ted I. Kaminer	SVP & CFO	$86,400	40%	$120,000	50%
David A. Pitler	SVP, Operations	$74,000	40%	$105,000	50%
Colin G. Miller, Ph.D.	SVP, Medical Affairs	$70,000	40%	$95,000	50%
Long-Term Incentive Equity Awards
In General — A portion of each named executive officer’s compensation is provided in the form of long-term incentive equity awards. It is the Committee’s belief that properly structured equity awards are an effective method of aligning the long term interests of senior management with those of the Company’s shareholders.
The Committee establishes long-term incentive grant guidelines based on review of equity awards from comparable peer group companies. 25,000 shares of the Company’s common stock can potentially be awarded annually to the CEO pursuant to his employment agreement. Actual issuance of the stock awards are determined by the Committee based on the CEO’s individual performance and Company’s financial targets as determined by the MIP. The Committee can potentially award stock options to the named executive officers and other employees based on the recommendation of the CEO. Actual grants are determined based on individual performance, competitive total compensation amounts, internal equity pay considerations, and the potential impact on shareholder dilution and FAS 123R compensation expense. The Committee follows a grant practice of tying equity awards to its annual year-end review of individual performance and its assessment of Company performance. Accordingly, it is expected that any equity awards to the named executive officers will be made on an annual basis during the Committee’s meeting after the press release of the Company’s year end financials.
Fiscal Year 2006 Awards – On March 1, 2006, the Committee awarded 14,850 shares of common stock to the CEO (a total of 25,000 shares were approved for issuance, of which, 10,150 shares were withheld to pay taxes incurred due to the issuance of the shares). The stock award was based on the CEO’s performance for fiscal year 2005. In addition, the named executive officers, except for the CEO, received 15,000 stock options, each, in March 1, 2006. These options vest 20% after one year from the date of grant and the remainder of 80% will vest monthly over four years.
Fiscal Year 2007 Awards – On February 27, 2007, the Committee awarded 14,850 shares of common stock to the CEO (a total of 25,000 shares were approved for issuance, of which, 10,150 shares were withheld to pay taxes incurred due to the issuance of the shares). The stock award was based on the CEO’s performance for fiscal year 2006. In addition, the named executive officers, except for the CEO, received 15,000 stock options, each, in February 27, 2007. These options vest 20% after one year from the date of grant and the remainder of 80% will vest monthly over four years.
It is the Committee’s belief that stock and stock option awards are essential to the retention of the named executive officers and crucial to the long-term financial success of the Company. The stock and stock options have vesting schedules which provide a meaningful incentive for the named executive officer to remain in the Company’s service. These equity awards also serve as an important vehicle to achieve the Committee’s objective of aligning management and shareholder interests.
Retirement and Other Benefits
In General – The named executive officers are offered the same benefits that are provided to the employees and are not offered any additional benefits or perquisites.
Retirement Benefits – Named executive officers are eligible to receive retirement benefits under the Bio-Imaging Technologies, Inc. Employees Savings Plan (401K), a tax-qualified defined contribution plan covering a broad spectrum of the Company’s employees.
Other Benefits - All eligible employees, including named executive officers, are eligible to receive standard health, disability and life insurance, and professional development benefits.
Executive Retention Agreement and CEO Employment Agreement
Executive Retention Agreement — On March 1, 2006, the Board of Directors approved an amended form of an executive retention agreement to be entered into with the named executive officers and certain other officers of the Company. This agreement generally provides for payments of up to eighteen months salary, except for the CEO which is up to twenty four months, and a prorated bonus in the event that the named executive officer is terminated in connection with a change of control transaction. Each executive retention agreement is either reviewed annually or in connection with the renewal of the executive’s employment agreement. The executive retention agreement has been designed to provide a level of financial security to the named executive officers which will assure their continued attention and commitment to the strategic business objectives of the Company, even in change in control situations where their continued employment may be uncertain. It is the Committee’s belief that such financial protection for the named executive officers is necessary in connection with a change in control transaction in order to eliminate any potential financial conflicts the named executive officers may have while evaluating the merits of a potential transaction.

CEO Employment Agreement – The Company has an existing employment agreement with the CEO for a three year term, beginning as of March 1, 2006 and ending on February 28, 2009. The principal terms of the employment agreement are also summarized in the section of the proxy statement entitled “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated named executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). In establishing the cash and equity incentive compensation programs for the named executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more named executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Company’s financial performance, restricted stock units awards and stock options, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the named executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2006 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation.
COMPENSATION COMMITTEE REPORT
The Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee:
By the Compensation Committee of the Board of
Directors of
Bio-Imaging Technologies, Inc.
/s/ James A. Taylor, Ph.D.
James A. Taylor, Ph.D.
Compensation Committee Chairman
/s/ Jeffrey H. Berg, Ph.D.
Jeffrey H. Berg, Ph.D.
Compensation Committee Member
/s/ Paula B. Stafford
Paula B. Stafford
Compensation Committee Member

COMPENSATION OF DIRECTORS
Summary Compensation Table

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
					Plan	Deferred	All Other
		Fees	Stock	Option	Compen-	Compen-	Compen-
		Earned in	Awards	Awards	sation	sation	sation	Total
Name	Year	Cash	($)	($)	($)	Earnings	($)	($)
(a)		(b)		(c)
Jeffrey H. Berg, Ph.D	2006	$31,000	—	$20,100	—	—	—	$51,100
E. Martin Davidoff	2006	$34,000	—	$20,100	—	—	—	$54,100
David E. Nowicki, D.M.D.	2006	$69,500	—	$20,100	—	—	—	$89,600
David M. Stack	2006	$34,000	—	$20,100	—	—	—	$54,100
Paula B. Stafford	2006	$31,000	—	$20,100	—	—	—	$51,100
James A. Taylor, Ph.D	2006	$37,500	—	$20,100	—	—	—	$57,600

(a)	This column represents compensation for non-employee Directors. Mr. Cimino, as a representative of Covance, Inc., declined and was not paid any compensation for 2006.

(b)	This column represents board and committee honorarium earned in 2006.

(c)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each director, in 2006, in accordance with SFAS 123R. The grant date fair value under SFAS 123R of these stock options were $2.01 per stock option. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 7 of Bio-Imaging Technologies, Inc.’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors. The aggregate number of option awards outstanding at December 31, 2006 were:

Aggregate Number of
Option Awards
Outstanding at
Name	December 31, 2006
Jeffrey H. Berg, Ph.D	108,250
E. Martin Davidoff	34,000
David E. Nowicki, D.M.D.	56,250
David M. Stack	101,220
Paula B. Stafford	71,250
James A. Taylor, Ph.D	109,467
     The compensation program for non-employee directors is designed to fairly pay directors for work required for a company of Bio-Imaging’s size and scope and to align directors’ interests with the long-term interests of shareowners. The Compensation Committee retained J. Richard & Co. as an independent consultant to review and propose a reasonable, competitive and appropriate total compensation program for our directors.

     The annual compensation structure for non-employee directors, except for Mr. Cimino, for fiscal 2006 and for fiscal 2007 is as follows:

	2006	2007
Board Retainer	$25,000	$25,000
Chairman, Board of Directors	$25,000	$25,000
Chairman, Audit Committee	$15,000	$15,000
Member, Audit Committee	$9,000	$10,000
Chairman, Compensation Committee	$9,000	$15,000
Member, Compensation Committee	$6,000	$10,000
Chairman, Nominating & Corporate Governance Committee	$4,500	$5,000
Member, Nominating & Corporate Governance Committee	$3,500	$4,000
     In addition, each non-employee director, except for Mr. Cimino, was granted an option to purchase 10,000 shares of our Common Stock on May 10, 2006, with an exercise price of $4.19, the fair market value of our Common Stock on the date of grant, and such options shall vest one-twelfth (1/12) on each one-month anniversary from the date of grant. For fiscal 2007, each non-employee director, except for Mr. Cimino, will be granted 5,000 restricted stock units. Moreover, such restricted stock units are subject to a pro-rata reduction if a director attends, with respect to the applicable year, less than seventy-five percent (75%) of all Board of Directors meetings and all meetings of any Committee on which he or she serves.
     Furthermore, all directors were and currently are reimbursed for their expenses for each Board meeting and each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended.

EXECUTIVE OFFICERS
     The following table identifies our current executive officers:

		Capacities in	In Current
Name	Age	Which Served	Position Since
Mark L. Weinstein(1)	54	President and Chief Executive Officer	February 1998
Ted I. Kaminer(2)	48	Senior Vice President and Chief Financial Officer	February 2003
David A. Pitler(3)	52	Senior Vice President, Operations	December 2003
Colin G. Miller, Ph.D.(4)	46	Senior Vice President, Medical Affairs	December 2003

(1)	Mr. Weinstein assumed the responsibilities of Chief Financial Officer of Bio-Imaging from January 31, 2001 to February 18, 2003, in addition to serving as our President and Chief Executive Officer.

(2)	Mr. Kaminer joined Bio-Imaging in February 2003 as our Senior Vice President and Chief Financial Officer. Prior to joining Bio-Imaging, from May 2002 to February 2003, Mr. Kaminer served as Chief Financial Officer and Vice President of ION Networks Inc., and from October 2000 to April 2002, Mr. Kaminer was an independent consultant. From March 1998 to September 2000, Mr. Kaminer served as Senior Vice President of Finance and Chief Financial Officer of CMPExpress. Previously, he spent twelve years with various investment banking firms in the corporate finance area.

(3)	Mr. Pitler joined Bio-Imaging in March 2000 as our Vice President of Operations. In December 2003, Mr. Pitler was appointed Senior Vice President of Operations. In November 2000, Mr. Pitler was appointed an executive officer of Bio-Imaging. Mr. Pitler spent four years, from April 1996 until February 2000, at Medical Economics Company, an international health care information company and wholly-owned division of The Thomson Corporation, as Vice President of Production and formerly as Vice President of Integration. From 1981 to 1996, Mr. Pitler held various positions with information processing companies.

(4)	Dr. Miller joined Bio-Imaging in May 1999 as our Vice President of Business Development when we acquired Bona Fide Ltd. In February 2006, Dr. Miller was appointed Senior Vice President of Medical Affairs. From December 2003 to February 2006, Dr. Miller was Senior Vice President of Business Development. In November 2000, Dr. Miller was appointed an executive officer of Bio-Imaging. Dr. Miller was the Director of Clinical Services at Bona Fide Ltd. from February 1994 until May 1999. Prior to his position at Bona Fide Ltd., Dr. Miller spent 10 years with various pharmaceutical companies and medical facilities in the clinical research area.
None of our executive officers is related to any other executive officer or to any director of Bio-Imaging. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION
     The following Summary Compensation Table sets forth information concerning compensation for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2004, 2005 and 2006 which was awarded to, earned by or paid to each person who served as our Chief Executive Officer at any time during 2006 and each other of our executive officers whose aggregate cash compensation for the 2006 fiscal year exceeded $100,000, collectively, the Named Executive Officers. No other individual who would have been included in such table by reason of salary and bonus for the 2006 fiscal year terminated employment or otherwise ceased executive officer status during that year.
Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified	All Other
				Stock	Option	Incentive Plan	Deferred	Compen-
				Awards	Awards	Compensation	Compensation	sation	Total
Name	Year	Salary	Bonus	($)	($)	($)	Earnings	($)	($)
			(a)	(b)	(c)			(d)
Mark L. Weinstein	2006	$302,289	$152,500	$201,500	—	—	—	$65,000	$721,289
President, Chief	2005	$288,500	$100,000	$80,750	—	—	—	—	$469,250
Executive Officer	2004	$273,442	—	—	—	—	—	—	$273,442

Ted I. Kaminer	2006	$212,493	$86,400	—	$29,250	—	—	—	$328,143
Vice President, Chief	2005	$194,636	$78,640	—	—	—	—	—	$273,276
Financial Officer	2004	$183,683	—	—	$93,500	—	—	—	$277,183

David A. Pitler	2006	$182,288	$74,000	—	$29,250	—	—	—	$285,538
Vice President, Operations	2005	$168,231	$68,000	—	—	—	—	—	$236,231
	2004	$158,270	—	—	$93,500	—	—	—	$251,770

Colin G. Miller, Ph.D.	2006	$173,192	$70,000	—	$29,250	—	—	—	$272,442
Vice President, Medical	2005	$163,231	$66,000	—	—	—	—	—	$229,231
Affairs	2004	$153,875	—	—	$65,450	—	—	—	$219,325

(a)	The bonuses earned in the year stated were paid in March of the following year.

(b)	This represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of stock awards to our CEO, in accordance with SFAS 123R. The fair value under SFAS 123R of these stock awards were $8.06 per stock award for 2006 and $3.23 per stock award for 2005.

(c)	This represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of stock options granted to the Named Executive Officers, in accordance with SFAS 123R. The grant date fair value under SFAS 123R of these stock options were $1.95 per stock option for 2006 and $3.74 per stock option for 2004. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards in fiscal 2006 and if SFAS 123R had also been adopted for fiscal 2004, and do not correspond to the actual value that will be recognized by the Executive Officers.

(d)	Bonus was paid to our CEO upon signing of his employment agreement on March 1, 2006. In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted in those instances where such perquisites and other personal benefits constituted less than $10,000 for the Named Executive Officer for the fiscal year.

Grants of Plan-Based Awards in 2006 Table

											Grant
								All Other			Date
								Stock	All Other		Fair
		Estimated Future Payouts Under			Estimated Future Payouts			Awards:	Option	Exercise	Value of
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Number	Awards:	or Base	Stock
Name	Grant Date	Awards			Awards			of Shares	Number of	Price of	and
		Thres-		Maxi-	Thres-		Maxi-	of Stock	Securities	Option	Option
		hold	Target	mum	hold	Target	mum	or Units	Underlying	Awards	Awards
		($)	($)	($)	($)	($)	($)	(#)	Options (#)	($/Sh)	($)
											(a)
Mark L. Weinstein	03/01/2006	—	—	—	—	—	—	25,000	—	—	$100,000
Ted I. Kaminer	03/01/2006	—	—	—	—	—	—	—	15,000	$4.00	$29,250
David A. Pitler	03/01/2006	—	—	—	—	—	—	—	15,000	$4.00	$29,250
Colin G. Miller, Ph.D.	03/01/2006	—	—	—	—	—	—	—	15,000	$4.00	$29,250

(a)	This represents the full grant date fair value of stock award to the CEO and stock option awards to the other Named Executive Officers under SFAS 123R. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For the award to Mr. Weinstein, the grant date fair value was calculated using the closing price of BITI on the grant date of $4.00. For the stock options, the grant date fair value was calculated using the Black Scholes value on the grant date of $1.95. For additional information on the valuation assumptions, refer to note 7 of Bio-Imaging Technologies, Inc.’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.
Outstanding Equity Awards at 2006 Fiscal Year-End Table

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
		Number of	Number of			Number of	Value of	Shares,	Shares,
	Number of	Securities	Securities			Shares or	Shares or	Units or	Units or
	Securities	Underlying	Underlying			Units of	Units of	Other	Other
	Underlying	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	($)	($)	(#)	($)
									(a)
Mark L. Weinstein	100,000	—	—	$1.25	06/09/1997	—	—	25,000	$201,500
	150,000	—	—	$0.63	04/15/1998	—	—	—	—
	150,000	—	—	$0.72	02/01/2000	—	—	—	—
	10,000	—	—	$0.66	12/31/2000	—	—	—	—
	10,000	—	—	$0.72	03/31/2001	—	—	—	—
	10,000	—	—	$1.00	06/30/2001	—	—	—	—
	20,000	—	—	$0.80	09/30/2001	—	—	—	—
Ted I. Kaminer	100,000	—	—	$3.05	02/06/2003	—	—	—	—
	25,000	—	—	$7.03	02/09/2004	—	—	—	—
	—	15,000	—	$4.00	03/01/2006	—	—	—	—
David A. Pitler	88,000	—	—	$1.28	03/06/2000	—	—	—	—
	10,000	—	—	$0.77	11/07/2000	—	—	—	—
	20,000	—	—	$1.10	11/06/2001	—	—	—	—
	20,000	—	—	$2.80	02/05/2003	—	—	—	—
	25,000	—	—	$7.03	02/09/2004	—	—	—	—
	—	15,000	—	$4.00	03/01/2006	—	—	—	—
		—	—	$0.63	05/17/1999	—	—	—	—
Colin G. Miller	47,000	—	—	$0.77	11/07/2000	—	—	—	—
	25,000	—	—	$1.10	11/06/2001	—	—	—	—
	20,000	—	—	$2.80	02/05/2003	—	—	—	—
	10,000	—	—	$7.03	02/09/2004	—	—	—	—
	17,500	15,000	—	$4.00	03/01/2006	—	—	—	—

(a)	Market value based on $8.06 fair value of the Company’s common stock at December 31, 2006.

Option Exercises and Stock Vested Table for Fiscal 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Mark L. Weinstein	—	—	25,000	$100,000
Ted I. Kaminer	—	—	—	—
David A. Pitler	9,000	$40,230	—	—
Colin G. Miller, Ph.D.	3,000	$19,860	—	—
Pension Benefits Table
     This table is not applicable since we do not have defined benefit pension plans.
Nonqualified Deferred Compensation Table
     This table is not applicable since we do not have nonqualified deferred compensation.
Equity Compensation Plan Information
     The following table provides information as of December 31, 2006 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Number of Securities
	to be Issued Upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities Available
	Outstanding	Outstanding	for Future Issuance Under
Plan Category	Options(1)	Options	Equity Compensation Plans
Equity compensation plans that have been approved by security holders	1,690,362	$2.46	714,216 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,690,362	$2.46	714,216 (2)

(1)	Includes 728,675 options granted under the 2002 Plan, as amended and restated on May 11, 2005, and 961,687 options granted under the 1991 Plan.

(2)	Represents shares of our Common Stock issuable pursuant to the 2002 Plan, as amended and restated on May 11, 2005. We do not intend to grant any additional options under the 1991 Plan.
Employment Contracts, Termination of Employment, and Change-in-Control Arrangements
     On March 1, 2006, our board of directors approved the amended and restated employment agreement to be entered into with Mark Weinstein, President and Chief Executive Officer of the Company. This agreement is for a three year term, beginning as of March 1, 2006 and ending on February 28, 2009. The terms and conditions of the employment agreement are: (i) an annual base salary of $305,000 (Mr. Weinstein’s current base salary for fiscal 2007 is $335,000) in addition to certain benefits and perquisites; (ii) bonuses in amounts that are to be determined by the Board of Directors in accordance with the Company’s management incentive policy; (iii) incentive compensation awards from the Company’s incentive compensation plans on a basis commensurate with his position and responsibility; (iv) a car allowance not to exceed $750.00 per month; (v) an election during any year of employment to defer up to 100% of amounts received pursuant to the Company’s management incentive policy into a non-qualified deferral plan; (vi) continuation of annual salary payments for a period of 120 days after the termination date in the event that Mr. Weinstein is terminated from employment with the Company for reasons other than cause, death or disability; and (vii) payment of a $65,000 bonus upon execution of the agreement.
     On February 6, 2003, we executed an employment agreement with Mr. Kaminer for an initial term of one-year, which automatically renews each year unless otherwise terminated by our Board of Directors. The terms and conditions of the employment agreement are: (i) an annual base salary of $175,000 as may be increased pursuant to the terms of his agreement (Mr. Kaminer’s current base salary for fiscal 2007 is $240,000) in addition to certain benefits and perquisites; (ii) incentive compensation awards from our incentive compensation plans on a basis commensurate with his position and responsibility; (iii) an option to purchase 100,000 shares of our Common Stock, with an exercise price based on the fair market value of our Common Stock on the date of the execution of his employment agreement; and (iv) continuation of annual salary payments for a period of 180 days after the termination date in the event that Mr. Kaminer is terminated from employment with Bio-Imaging for reasons other than cause, death or disability.
     On November 10, 2004, our board of directors approved the form of an executive retention agreement that we entered into with our Named Executive Officers. On March 1, 2006, our board of directors approved an amended form of an executive retention agreement to be entered into with the Named Executive Officers and certain other officers of the Company. This agreement generally provides for payments of up to eighteen months salary and bonus, except for our President and Chief Executive Officer which is up to twenty four months, in the event that the executive is terminated in connection with a change of control transaction. In addition, any outstanding restricted stock or stock options not vested held by the Named Executive Officers would become fully vested on the change in control date. Each executive retention agreement is either reviewed annually or in connection with the renewal of the executive’s employment agreement.
     The following table shows the potential incremental payments to the Named Executive Officers in the event of their termination in connection with a change in control of the Company. All values reflected in the table assume a termination date of December 31, 2006; and where applicable reflect the closing price of the Company’s common stock on that day of $8.06. All amounts reflect the maximum incremental value to each of the Named Executive Officers in the event of a termination in connection with a change in control on December 31, 2006. No incremental value is payable to the Named Executive Officers in the event of termination for cause or voluntary termination.

		Unvested	Unvested Stock
Name	Cash Severance	Restricted Stock	Options	Total
Mark L. Weinstein	$915,000	$201,500	—	$1,116,500
Ted I. Kaminer	$453,600	—	$60,900	$453,600
David A. Pitler	$388,500	—	$60,900	$449,400
Colin G. Miller, Ph.D.	$367,500	—	$60,900	$428,400

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     There are, as of March 30, 2007, 94 holders of record and approximately 1,700 beneficial holders of our Common Stock. The following table sets forth certain information, as of March 30, 2007, with respect to holdings of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our Common Stock outstanding as of such date, (ii) each of our directors (which includes all nominees), and Named Executive Officers, and (iii) all directors and executive officers as a group.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner(1)	Beneficial Ownership(1)		of Class(2)
(i) Certain Beneficial Owners:

Covance Inc 210 Carnegie Center Princeton, New Jersey 08540	2,355,000		20.3%

Healthinvest Partners AB Arsenalsgatan 4 SE-111 47 Stockholm, Sweden	1,066,374	(3)	9.2%

Royce & Associates LLC 1414 Avenue of the Americas New York, New York 10019	885,700	(3)	7.6%

(ii) Directors, Nominees, and Named Executive Officers:

Mark L. Weinstein	636,708	(4)	5.3%

Ted I. Kaminer	116,500	(5)	1.0%

Colin G. Miller, Ph.D.	119,236	(6)	1.0%

David A. Pitler	167,500	(7)	1.4%

Jeffrey H. Berg, Ph.D.	118,441	(8)	1.0%

Richard F. Cimino	—		—

E. Martin Davidoff, CPA, Esq	37,930	(9)	*

David E. Nowicki, D.M.D.	177,621	(10)	1.5%

David M. Stack	139,370	(11)	1.2%

Paula B. Stafford	78,100	(12)	*

James A. Taylor, Ph.D.	114,169	(13)	1.0%

(iii) All directors and executive officers as a group (11 persons)	1,705,575	(4)(5)(6)(7)(8)(9)(10)
	(11)(12)(13)		13.3%

*	Less than 1%

(1)	Except as otherwise indicated, all shares are beneficially owned and sole investment and voting power is held by the persons named. Except as otherwise indicated, the address of each beneficial owner is c/o Bio-Imaging Technologies, Inc. 826 Newtown-Yardley Road, Newtown, PA 18940.

(2)	Applicable percentage of ownership is based on 11,582,342 shares of Common Stock outstanding, plus any Common Stock equivalents and options or warrants held by such holder, which are presently exercisable or will become exercisable within 60 days after March 30, 2007.

(3)	Such information is based upon our review of a Schedule 13G filed by the holder with the SEC for the period ended December 31, 2006.

(4)	Includes 350,000 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after March 30, 2007.

(5)	Represents 116,500 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after March 30, 2007. Excludes 26,500 shares of Common Stock underlying options which become exercisable over time after such period.

(6)	Includes 115,036 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after March 30, 2007. Excludes 26,500 shares of Common Stock underlying options which become exercisable over time after such period.

(7)	Includes 157,500 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after March 30, 2007. Excludes 26,500 shares of Common Stock underlying options which become exercisable over time after such period.

(8)	Includes 102,250 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after March 30, 2007.

(9)	Includes 33,000 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after March 30, 2007.

(10)	Includes 54,913 shares of Common Stock owned by Dr. Nowicki in his individual retirement account, 61,571 shares of Common Stock owned by Dr. Nowicki in his 401(k) account and 4,887 shares of Common Stock owned by his wife. Includes 56,250 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after March 30, 2007.

(11)	Includes 39,000 shares of Common Stock owned directly by Mr. Stack and 3,650 shares of Common Stock owned by Stack, Schroon, Mohawk, LLP of which Mr. Stack is a General Partner. Includes 96,720 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after March 30, 2007.

(12)	Includes 71,250 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after March 30, 2007.

Ms. Stafford is the Executive Vice President of Global Data Management within the Clinical Research Organization of Quintiles Transnational Corp. Quintiles Transnational Corp. claims beneficial ownership and sole investment power of the 188,549 shares of Common Stock held by Pharma Bio Development, Inc., and disclaim beneficial ownership of any shares held by Ms. Stafford. In addition, Ms. Stafford disclaims beneficial ownership of any shares held by Pharma Bio Development Inc.

(13)	Includes 100,419 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after March 30, 2007.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Covance Inc.
     On October 13, 1994, Bio-Imaging and Covance Inc. entered into an agreement whereby Covance purchased: (i) 2,355,000 shares of our Common Stock; (ii) a warrant to purchase 250,000 shares of our Common Stock with an initial exercise price of $1.25 per share; and (iii) a warrant to purchase 250,000 shares of our Common Stock with an initial exercise price of $1.50 per share (the “Warrants”), for an aggregate purchase price of $1,819,500. The Warrants expired on October 13, 1998 without being exercised. Pursuant to the above agreement, we have agreed to take all actions necessary to nominate and cause the election to the Board of Directors of up to three designees of Covance, Inc. Covance, Inc. has designated Mr. Cimino to serve on our Board of Directors for the 2007 fiscal year.

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Subject to stockholder approval, we have nominated PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Neither the firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as auditors.
     The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
     One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.
Independent Registered Public Accounting Firm Fees and Other Matters
     The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed for each of the last two fiscal years for audit services and other services:

	2006	2005
Audit Fees (1)	$228,000	$197,048

Audit-Related Fees (2)	11,500	—

Tax Fees-Compliance (3)	26,835	36,075

Total Audit, Audit Related and Tax Compliance Fees	266,335	233,123

Other Non-audit Fees:
All Other Fees	—	—

Total-Other Fees	—	—

Total Fees	$266,335	$233,123

(1)	Consists of fees for professional services rendered in connection with the audit of our financial statements for the year ended December 31, 2006 and December 31, 2005, and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the years ended December 31, 2006 and December 31, 2005, respectively, and fees for professional services rendered in connection with documents filed with the Securities and Exchange Commission for the years ended December 31, 2006 and December 31, 2005.

(2)	Consists of fees for review of Sarbanes-Oxley documents and a subscription to Comperio, an accounting literature database.

(3)	Consists of fees incurred during the years ended December 31, 2006 and December 31, 2005 relating to our tax compliance.

Pre-Approval Policies and Procedures
     None of the audit-related fees billed in 2006 and 2005 related to services provided under the de minimis exception to the audit committee pre-approval requirements.
     The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
     From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
     The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent auditor. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.
STOCKHOLDERS’ PROPOSALS
     Stockholders who wish to submit proposals for inclusion in our proxy statement and form of proxy relating to the 2008 Annual Meeting of Stockholders must advise the Secretary of Bio-Imaging of such proposals in writing by December 10, 2007.
     Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to the Secretary of Bio-Imaging at the aforementioned address not later than February 23, 2008.
     If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940, (267) 757-3000. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.
OTHER MATTERS
     The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above, and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL
     The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.
     In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of Bio-Imaging who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
     Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
     WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT NOT INCLUDING EXHIBITS, AS WELL AS CURRENT COMMITTEE CHARTERS OF THE COMMITTEES OF THE BOARD OF DIRECTORS AND OUR CODE OF BUSINESS CONDUCT AND ETHICS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 30, 2007 AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO THE SECRETARY OF BIO-IMAGING. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.
     PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.
By Order of the Board of Directors
Ted L. Kaminer
Secretary
Newtown, Pennsylvania
April 9, 2007

BIO-IMAGING TECHNOLOGIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
     The undersigned hereby constitutes and appoints Mark L. Weinstein and Ted I. Kaminer, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Bio-Imaging Technologies, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s principal executive offices at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721, on Wednesday, May 9, 2007, at 11:00 A.M., local time, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.
1. ELECTION OF DIRECTORS.

Nominees:	Jeffrey H. Berg, Ph.D.; Richard F. Cimino; E. Martin Davidoff,
CPA, Esq.; David E. Nowicki, D.M.D.; David M. Stack; Paula B. Stafford;
James A. Taylor, Ph.D.; and Mark L. Weinstein.
(Mark one only)
VOTE FOR all the nominees listed above; except vote withheld from the following nominees (if any).
☐
     VOTE WITHHELD from all nominees.
☐
2. APPROVAL OF PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF BIO-IMAGING TECHNOLOGIES, INC. FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.
FOR ☐           AGAINST ☐                    ABSTAIN ☐
(continued and to be signed on reverse side)

3. In his discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

Dated:

Signature of stockholder

Signature of stockholder if held jointly

This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.
I will ☐     will not☐     attend the Meeting.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.